Exhibit 99.1

Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413-1600
Mid-Year Report
September 2010
Dear Shareholders:

I am pleased to inform you that on August 11, 2010, your Board of Directors increased the annual dividend rate on common shares by two cents to 93 cents per share, which is 2.2% above the current cash dividend. Over the past two years, the Company’s dividend has increased nearly 4.4%. Connecticut Water has raised its dividend payment in each of the last 41 years, and it has paid a dividend without interruption or reduction in every quarter since its founding 54 years ago. The Company knows that consistent dividend growth is important to its shareholders. It also allows us to attract capital in a very competitive market. That is why we are so proud of our dividend history.

For the first six month period ending June 30, 2010, we reported earnings of 40 cents per share, which is unchanged from the comparable period of 2009. Total revenue increased $1.2 million to $32.7 million from $31.4 million in 2009. The revenue increase was largely offset by higher income tax, depreciation, and interest and debt expenses for the period.

On July 14, 2010, the Connecticut Department of Public Utility Control (DPUC) issued its final decision on the Company’s request to increase customer rates. The DPUC authorized a revenue increase of $8.0 million, or about 12.7% increase above previous rates, which is about 50% of what the Company had requested. Based on the allowed increase, more favorable weather through July 2010 compared to the same period in 2009, and continued cost-cutting measures in Operation and Maintenance expenses, the Company expects its combined earnings from its Water Activities and Services and Rentals segments to be higher for the fiscal year-ended December 31, 2010, than 2009. However, the Company has no plans for any Real Estate segment transactions during the remainder of 2010, unlike 2009 when this segment produced approximately $0.17 per share.

The Company is currently reviewing and taking steps in both its regulated and unregulated operations to produce the maximum financial results contemplated by the decision and maintain the high quality water and service our customers have come to expect.

Your company posts news releases to its Web site at http://www.ctwater.com/2010NewsReleases.htm, and distributes many of them via newswires so that they can be viewed at popular financial-oriented Web sites under the Company’s ticker symbol: CTWS. If you would like an e-mail alert when the Company posts a news release to its Web site, you can join the e-mail list at http://www.ctwater.com/emailalerts.htm.

You may not be aware that the Company offers direct deposit of dividends for its registered shareholders. If you currently use direct deposit for your pay check or Social Security check, why not use it for dividends too? There is no charge to shareholders for this service. The form to begin the direct deposit of dividends can be obtained at www.ctwater.com/shareholderservices.htm or by calling 1-800-428-3985 x3016.

On behalf of the more than 200 professionals who work hard to keep your company successful, I thank you for your continued support.

Very truly yours,

/s/ Eric W. Thornburg
Eric W. Thornburg
Chairman, President and CEO

Connecticut Water Service, Inc. & Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands except per share amounts)	2010	2009	2010	2009

Operating Revenues	$15,901	$15,147	$29,702	$28,528
Other Water Activities Revenues	304	315	635	606
Real Estate Revenues	--	--	--	--
Service and Rentals Revenues	1,267	1,226	2,347	2,303
Total Revenues	$17,472	$16,688	$32,684	$31,437
Operating Expenses	$12,360	$12,125	$24,058	$23,438
Other Utility Income, Net of Taxes	$173	$193	$353	$348
Total Utility Operating Income	$3,714	$3,215	$5,997	$5,438
Gain on Property Transactions, Net of Taxes	$--	$--	$--	$--
Non-Water Sales Earnings (Services and Rentals), Net of Taxes	$200	$253	$436	$462
Net Income	$2,312	$2,266	$3,382	$3,410
Net Income Applicable to Common Shareholders	$2,302	$2,256	$3,363	$3,391
Basic Earnings Per Average Common Share	$0.28	$0.27	$0.40	$0.40
Diluted Earnings Per Average Common Share	$0.27	$0.27	$0.39	$0.40
Basic Weighted Average Common Shares Outstanding	8,522	8,439	8,512	8,429
Diluted Weighted Average Common Shares Outstanding	8,624	8,513	8,612	8,503
Book Value Per Share	$12.62	$12.21	$12.62	$12.21

Condensed Consolidated Balance Sheets (unaudited)

(In thousands)	June 30, 2010	June 30, 2009

ASSETS
Net Utility Plant	$333,422	$310,576
Current Assets	19,755	15,404
Other Assets	67,687	56,808

Total Assets	$420,864	$382,788

CAPITALIZATION AND LIABILITIES
Shareholders’ Equity	$109,031	$104,146
Preferred Stock	772	772
Long-Term Debt	111,740	92,094
Current Liabilities	35,787	25,492
Other Liabilities and Deferred Credits	163,534	160,284
Total Capitalization and Liabilities	$420,864	$382,788

	Equity Type	Record Date	Payable Date	Rate

Dividends Declared	Common (NASDAQ GS:CTWS)	September 1, 2010	September 15, 2010	$0.2325
	Preferred A (not publicly traded)	October 1, 2010	October 15, 2010	$0.20
	Preferred 90 (NASDAQ:CTWSP)	October 18, 2010	November 1, 2010	$0.225

	Declaration date	Record Date	Payable Date
Proposed Next Common Stock Dividend Dates	November 10, 2010	December 1, 2010	December 15, 2010
	January 27, 2011	March 1, 2011	March 15, 2010

Connecticut Water Service, Inc.	Stock Transfer, Dividend Disbursing Agent and
93 West Main Street	Agent to Administer Dividend Reinvestment Plan
Clinton, Connecticut 06413-1600	Registrar and Transfer Company
FAX: (860) 669 5579	10 Commerce Drive, Cranford, NJ 07016
Shareholder Info: 1 (800) 428-3985, Ext. 3016	1 (800) 368-5948
Website: www.ctwater.com	On-line information: http://www.rtco.com